Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Announces First Quarter Results

Company Provides Second Quarter and Updates Full Year Guidance

-- First Quarter Earnings Per Share Increase 15.7%  --

HOUSTON, TX, May 19, 2005 -- Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the first quarter ended April 29, 2005 increased 7.0% to a record level of $310.1 million from $289.7 million for the prior year first quarter ended May 1, 2004, driven by new stores and a comparable store sales increase of 4.9% versus an increase of 4.5% last year.  Net income also reached a record level, rising to $20.5 million from $18.5 million in the prior year period, as did diluted earnings per share, which increased 15.7% to $1.03 per diluted share from $0.89 per diluted share last year.  This increase reflects operational gains as well as the positive impact of the Company's stock repurchase activities.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are very pleased to report record sales and earnings for our first quarter. Our comparable store sales were up a solid 4.9% during the quarter, reflecting strong demand for our spring merchandise assortments.  The strength in our business was broad-based, as most of our key merchandise categories achieved comparable store sales increases, and each of our small, mid-size and large market store groups had positive comparable store sales results.  Further, comparable store sales at our Peebles stores were higher than our Company average, demonstrating that our initiatives to improve the sales productivity in these stores are showing success."

Mr. Scarborough concluded, "As we enter the second quarter, we are pleased with our current pace of business in May.  We look forward to opening seven new stores during the quarter, and we anticipate making additional progress on our key initiatives in merchandising, marketing, information systems, and in our South Hill, Virginia distribution center."

--more--

Stage Stores Announces
First Quarter Results
Page - 2

Store Activity

The Company further reported that it opened ten new stores during the quarter, including one Bealls store, two Stage stores, and seven Peebles stores.  The Company also reported that it relocated five stores to better locations, expanded one store and closed two stores during the quarter.   The Company added that it plans to open seven new stores during the second quarter and currently anticipates opening a total of thirty five to forty new stores during the fiscal year.

Fiscal 2005 - Second Quarter and Full Year Outlook

Fiscal 2005 - 2nd Quarter:

For the second quarter ending July 30, 2005, the Company currently anticipates reporting revenues in the range of $298 to $304 million, with the expectation of a comparable store sales increase in the mid single digits.  Net income is currently projected to be in the range of $5.2 to $6.0 million, or earnings of $0.26 to $0.30 per diluted share.  This outlook compares to earnings of $5.4 million, or $0.27 per diluted share, for the prior year second quarter.  In projecting diluted earnings per share for the fiscal 2005 second quarter, the Company used an estimated diluted share count of 19.8 million shares.

Fiscal 2005 - Full Year:

Updating its outlook for the 2005 fiscal year ending January 28, 2006 to include actual first quarter results, the Company currently anticipates reporting revenues in the range of $1.320 to $1.340 billion, with the expectation of a comparable store sales increase in the upper low single digits.  Net income is currently projected to be in the range of $55.0 to $57.4 million, or earnings of $2.78 to $2.90 per diluted share, which is unchanged from the Company's previous guidance range for the fiscal year.  The Company's forecast compares to earnings of $51.4 million, or $2.58 per diluted share, for the 2004 fiscal year.  In projecting diluted earnings per share for the 2005 fiscal year, the Company used an estimated diluted share count of 19.8 million shares.

In comparing this year's net income forecast to last year's actual results, the Company noted that its 2005 outlook includes non-recurring costs expected to be incurred in connection with the closure of its Knoxville, Tennessee distribution center, which is anticipated to occur in the fourth quarter, as well as expenses associated with improvements being made to its South Hill, Virginia distribution center and merchandising system.  The Company currently estimates that these expenses will total, after tax, approximately $1.5 million, or $0.07 to $0.08 per diluted share.

--more--

Stage Stores Announces
First Quarter Results
Page - 3

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the first quarter's results as well as its outlook for the second quarter of fiscal 2005.  All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.stagestores.com and then clicking on Investor Relations, then Webcasts, then the webcast link.  A replay of the conference call will be available online at each web site until midnight on Friday, May 27, 2005.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities through 537 stores located in 29 states.  The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states.  For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the second quarter of the 2005 fiscal year and for the full 2005 fiscal year, as well as comments regarding the number of new stores expected to be opened during the second quarter of the 2005 fiscal year and for the full 2005 fiscal year.  The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)
(unaudited)

	April 30, 2005	January 29, 2005

ASSETS
Cash and cash equivalents	$17,149	$40,455
Merchandise inventories	343,174	281,588
Current deferred taxes	23,759	24,031
Prepaid expenses and other current assets	18,817	22,278
Total current assets	402,899	368,352

Property, equipment and leasehold improvements, net	218,804	212,179
Goodwill	79,353	79,353
Intangible asset	14,910	14,910
Other non-current assets, net	12,475	12,205
Total assets	$728,441	$686,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$91,157	$74,957
Income taxes payable	12,362	11,024
Current portion of debt obligations	81	130
Accrued expenses and other current liabilities	55,068	57,080
Total current liabilities	158,668	143,191

Debt obligations	10,315	3,048
Deferred taxes	10,616	11,527
Other long-term liabilities	51,189	47,960
Total liabilities	230,788	205,726

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized,
21,440 and 21,405 shares issued	214	214
Additional paid-in capital	397,412	396,336
Less treasury stock - at cost, 3,218 and 3,083 shares, respectively	(100,046)	(94,828)
Minimum pension liability adjustment	(451)	(451)
Retained earnings	200,524	180,002
Stockholders' equity	497,653	481,273
Total liabilities and stockholders' equity	$728,441	$686,999

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Quarter Ended
	April 30, 2005		May 1, 2004
	Amount	% to Sales	Amount	% to Sales

Net sales	$310,060	100.0%	$289,658	100.0%
Cost of sales and related buying, occupancy, and distribution expenses	205,898	66.4%	193,194	66.7%
Gross profit	104,162	33.6%	96,464	33.3%

Selling, general and administrative expenses	70,276	22.7%	66,313	22.9%
Store opening costs	955	0.3%	341	0.1%
Interest, net	356	0.1%	476	0.2%
Income before income tax	32,575	10.5%	29,334	10.1%

Income tax expense	12,053	3.9%	10,853	3.7%
Net income	$20,522	6.6%	$18,481	6.4%

Basic earnings per share data:

Basic earnings per share	$1.12		$0.98

Basic weighted average shares outstanding	18,311		18,925

Diluted earnings per share data:

Diluted earnings per share	$1.03		$0.89

Diluted weighted average shares outstanding	19,981		20,779

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	April 30, 2005	May 1, 2004
Cash flows from operating activities:
Net income	$20,522	$18,481
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	9,139	8,528
Deferred income taxes	(639)	935
Amortization of debt issue costs	112	111
Provision for bad debts	-	311
Deferred stock compensation	139	-
Proceeds from sale of private label credit card portfolio, net	-	34,764
Construction allowance received from landlords	4,154	924
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	-	3,537
Increase in merchandise inventories	(61,586)	(39,291)
Decrease in other assets	3,044	10,752
Increase in accounts payable and other liabilities	14,601	4,079
Total adjustments	(31,036)	24,650
Net cash provided by (used in) operating activities	(10,514)	43,131

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(15,729)	(6,305)
Net cash used in investing activities	(15,729)	(6,305)

Cash flows from financing activities:
Proceeds from (payments on):
Borrowings under revolving credit facility, net	7,279	(10,700)
Repurchases of common stock	(5,218)	(27,396)
Debt obligations	(61)	(241)
Exercise of stock options	937	3,314
Net cash provided by (used in) financing activities	2,937	(35,023)
Net increase (decrease) in cash and cash equivalents	(23,306)	1,803

Cash and cash equivalents:
Beginning of period	40,455	14,733
End of period	$17,149	$16,536

Supplemental disclosures:
Interest paid	$461	$327
Income taxes paid	$11,083	$2,842